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Exhibit 21

Cephalon, Inc.
Subsidiaries

Name	Jurisdiction of Incorporation
Anesta Corp.	Delaware
Anesta GmbH	Switzerland
Anesta Investments, Inc.	Delaware
Anesta Technology, Inc.	Delaware
Anesta UK Limited	United Kingdom
Cephalon Australia Pty Limited	Australia
Cephalon (Bermuda) Limited	Bermuda
Cephalon Development Corporation	Delaware
Cephalon Financiere Luxembourg S.a.r.l.	Luxembourg
Cephalon France SA	France
Cephalon France Holdings SAS	France
Cephalon GmbH	Germany
Cephalon International Holdings, Inc.	Delaware
Cephalon Investments, Inc.	Delaware
Cephalon Luxembourg S.a.r.l	Luxembourg
Cephalon Technologies Partners, Inc.	Delaware
Cephalon Technology, Inc.	Delaware
Cephalon Titrisation	France
Cephalon (UK) Limited	England and Wales
Cephalon Ventures, Inc.	Delaware
Farmalyoc	France
Financiere Lafon	France
Genelco SA	Switzerland
Lafon Pharma SA	France
Organisation de Synthese Mondiale Orsymonde	France
Societe Civile Immobiliere Martigny	France

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Cephalon, Inc. Subsidiaries